As filed with the U.S. Securities and Exchange Commission on May 3, 2023.

Registration No. 333-239951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 6

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AGAPE ATP CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8000	36-4838886
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1705 – 1708, Level 17, Tower 2, Faber Towers, Jalan Desa Bahagia,

Taman Desa, Kuala Lumpur, Malaysia (Postal Code: 58100).

(Address of principal executive offices, including zip code)

Registrant’s phone number, including area code

+(60) 192230099

How Kok Choong

Chief Executive Officer

1645 Village Center Circle, Suite 17

Las Vegas, Nevada

United States, 89134

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR Tel: +852.3923.1111	Louis Taubman, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Tel: 212-530-2210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐		Accelerated Filer ☐
Non-accelerated Filer ☐	(Do not check if a smaller reporting company)	Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 is being filed solely for the purpose of filing an updated certain exhibits to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 6 does not contain copies of the Public Offering Prospectus and Resale Prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on April 14, 2023.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate (except for SEC registration and FINRA filing fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of common stock to be registered by this registration statement.

Item	Amount to be paid
SEC registration fee	$31,747
FINRA filing fee	63,300
Nasdaq listing fee	75,000
Legal fees and expenses	275,000
Accounting fees and expenses	85,000
U.S. GAAP Consulting	79,288
Transfer agent fees and expenses	5,000
Underwriter expense reimbursement	254,500
Printing and engraving expenses	7,500
Miscellaneous expenses	2,500
Total	$878,834

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

No underwriter were involved in the issuance of the securities noted below. All of the securities issued below were deemed to be exempt from registration under the Securities Act in reliance upon Regulation S for offerings made outside of the United States.

●	On April 5, 2017, the Company acquired Agape ATP Corporation, a company incorporated in Labuan, Malaysia.

●	On April 10, 2017, the Company issued 245,000,000 and 70,000,000 shares of common stock to Dr. How Kok Choong and HKC Holdings Sdn Bhd respectively, each with a par value of $0.0001 per share, for total additional working capital of $31,500. HKC Holdings Sdn Bhd is owned and controlled by Dr. How Kok Choong who is our chief executive officer, chief operating officer, chairman of the board of Directors, Director and secretary.

●	On May 8, 2020, the Company acquired approximately 99.99% of the issued share capital of Agape Superior Living Sdn Bhd, a company incorporated in Malaysia from Dr. How Kok Choong.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Kuala Lumpur, Malaysia, on May 3, 2023.

AGAPE ATP CORPORATION

By:	/s/ How Kok Choong
Name:	How Kok Choong
Title:	Director, Chairman of the Board of Directors, Chief Executive Officer, Chief Operating Officer and Secretary (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of How Kok Choong and Lee Kam Fan Andrew as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of shares of common stock of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ How Kok Choong	Chief Executive Officer, Chief Operating Officer, Director, Chairman of the Board of Directors and Secretary	May 3, 2023
How Kok Choong	(Principal Executive Officer)

/s/ Lee Kam Fan Andrew	Chief Financial Officer	May 3, 2023
Lee Kam Fan Andrew	(Principal Financial and Accounting Officer)

/s/ Tjong Budisantoso	Director	May 3, 2023
Tjong Budisantoso

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EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1**	Articles of Incorporation of the Registrant, as currently in effect

3.2**	Bylaws of the Registrant, as currently in effect

3.3*	Amended and Restated Articles of Incorporation of the Registrant (effective upon closing of the offering)

3.4*	Amended and Restated Bylaws of the Registrant (effective upon closing of the offering)

4.1*	Registrant’s Specimen Certificate for Common Stock

4.2	Form of Underwriter’s Warrant

5.1*	Opinion of Loeb & Loeb LLP as to the legality of the securities being registered

10.1**	Direct Sales Licence of Agape Superior Living Sdn. Bhd. issued by Ministry of Domestic Trade, dated April 20, 2018

10.2**	Tenancy Agreement by and between Canggih Pesaka Sdn Bhd and Agape Superior Living Sdn. Bhd., dated April 20, 2018

10.3**	Warehousing and Distribution Agreement between Agape Superior Living Sdn Bhd and City-Link Express (M) Sdn Bhd dated January 12, 2021

10.4**	Renewal of Warehousing and Distribution Agreement between Agape Superior Living Sdn Bhd and City-Link Express (M) Sdn Bhd dated January 10, 2023

10.5**	Tenancy Agreement between Guan Kee Machinery & Equipment (M) Sdn Bhd and Agape Superior Living Sdn Bhd dated July 30, 2022.

10.6	Tenancy Agreement between Banjaran Purnama Sdn Bhd and Agape Superior Living Sdn Bhd dated November 19, 2021

10.7	Tenancy Agreement between Canggih Pesaka Sdn Bhd and Agape Superior Living Sdn Bhd dated August 25, 2021 for Lot 1705-1708, 17th Floor, Tower 2, Fable Towers

10.8	Tenancy Agreement between Canggih Pesaka Sdn Bhd and Agape Superior Living Sdn Bhd dated August 25, 2021 for Lot 1605-1606, 16th Floor, Tower 2, Fable Towers

10.9	Tenancy Agreement between See Li Chiann and Agape Superior Living Sdn. Bhd. and Terence W Tulus dated October 1, 2021

10.10*	Executive Director Agreement with Dr. How Kok Choong

10.11	Executive Director Agreement with Mr. Tjong Budisantoso, PhD

10.12**	Executive Employment Agreement with Mr. Lee Kam Fan

10.13**	Independent Director Agreement with Mr. Ramesh Ruben Louis

10.14**	Form of Independent Director Agreement with Professor Dr. John Hing Vong

10.15**	Form of Independent Director Agreement with Mr. Chee Chin Aik

21.1**	List of Subsidiaries of the Registrant

23.1	Consent of Marcum Asia CPAs LLP, an independent public accounting registered firm

23.2	Consent of Friedman, LLP, an independent registered public accounting firm

23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

23.4*	Consent of Lee & Poh Partnership.

24.1	Power of Attorney (included on signature page)

107**	Filing Fee Table

*	To be filed by amendment.
**	Previously filled

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